Exhibit 99.1

Contact:

Alex Dobbin

Associate Director, Investor Relations

650-421-6879

IR@relypsa.com

RELYPSA ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

REDWOOD CITY, Calif., March 11, 2014 — Relypsa, Inc. (Nasdaq: RLYP), a biopharmaceutical company, today reported financial results for the fourth quarter and year ended December 31, 2014.

Cash, cash equivalents and short-term investments totaled $135.8 million at December 31, 2014, compared to $94.8 million at December 31, 2013. Shares outstanding as of December 31, 2014 were 35.0 million. Cash, cash equivalents and short-term investments at December 31, 2014 on a pro forma basis to include the impact of the company’s first quarter 2015 activity under its at-the-market offering and an underwritten offering was approximately $349.5 million.

Research and development expenses for the fourth quarter of 2014 were $16.6 million, compared to $10.9 million for the comparable period in 2013. Research and development expenses for the full year 2014 were $50.2 million, compared to $59.0 million in 2013. The increase for the fourth quarter was primarily driven by the New Drug Application fee and an increase in personnel expenses to support expanding operations. The decrease for the full year was primarily due to expenses incurred during the 2013 period related to a one-time $12.5 million milestone payment to Amgen and Relypsa’s pivotal Phase 3 and 52-week Phase 2 clinical trials of Patiromer for Oral Suspension (Patiromer FOS) that completed during 2013, partially offset by increases in personnel expenses.

General and administrative expenses for the fourth quarter 2014 were $10.5 million, compared to $3.7 million for the comparable period in 2013. General and administrative expenses for the full year 2014 were $27.9 million, compared to $11.9 million in 2013. The increase for both the fourth quarter and full year was primarily due to an increase in personnel expenses to support expanding operations and an increase in commercial, marketing and medical affairs activities in preparation for a potential commercial launch of Patiromer FOS.

Net loss attributable to common stockholders for the fourth quarter 2014 was $27.6 million, or $0.80 per share, compared to $9.1 million, or $0.68 per share, for the comparable period in 2013. The increase was primarily due to a decrease in fair value of convertible preferred stock warrants during 2013 and an increase in operating expenses during 2014, partially offset by a deemed dividend to preferred stockholders due to the issuance of warrants as part of the company’s Series C-2 Preferred Stock financing in October 2013.

Net loss attributable to common stockholders for the full year 2014 was $79.9 million, or $2.43 per share, compared to $81.2 million, or $22.42 per share, in 2013. The decrease was primarily due to a deemed dividend to preferred stockholders due to the issuance of warrants as part of the company’s Series C-2 Preferred Stock financing in October 2013, partially offset by an increase in operating expenses during 2014.

Financial Outlook

For the full year 2015, Relypsa expects operating expenses in the range of approximately $180.0 to $200.0 million, including stock-based compensation of approximately $10.0 to $15.0 million. The 2015 operating expenses will be primarily driven by ongoing development activities as we pursue regulatory approval of Patiromer FOS, expansion of commercial launch preparation activities related to Patiromer FOS, including significant headcount growth and the manufacture of commercial supply, and increases in our general and administrative infrastructure.

“In 2014 we successfully executed against key business objectives towards bringing Patiromer for Oral Suspension to patients in need. Our NDA was accepted by the FDA in December, with a PDUFA action date of October 21, 2015. With this progress, along with a December 31, 2014 pro forma cash position of approximately $350 million, we are very pleased with our momentum heading in to 2015,” said John A. Orwin, president and chief executive officer of Relypsa. “Our top priorities remain the regulatory review process and market readiness activities, including the expansion of our commercial and manufacturing infrastructures, in order to optimize our therapy and organization’s positioning ahead of potential approval.”

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the development and commercialization of non-absorbed polymeric drugs to treat disorders in the areas of renal, cardiovascular and metabolic diseases. A New Drug Application for Patiromer for Oral Suspension, Relypsa’s lead product candidate for the treatment of hyperkalemia, a serious condition defined as abnormally elevated levels of potassium in the blood, was accepted by the U.S. Food and Drug Administration and is currently under review. Relypsa has global royalty-free commercialization rights to Patiromer for Oral Suspension, which has intellectual property protection in the U.S. until at least 2030. More information is available at www.relypsa.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected operating expenses for the full year 2015, expected stock-based compensation for the full year 2015, the potential FDA approval of Patiromer FOS, the expected PDUFA action date, the top priorities for Relypsa and the potential commercial launch. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of Relypsa’s regulatory filings, Relypsa’s substantial dependence on Patiromer FOS, Relypsa’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of Patiromer FOS. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Relypsa in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2014.

-see attached financial tables-

Relypsa, Inc.

Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$16,596	$10,914	$50,227	$58,971
General and administrative	10,486	3,732	27,914	11,940

Total operating expenses	27,082	14,646	78,141	70,911

Loss from operations	(27,082)	(14,646)	(78,141)	(70,911)
Interest and other income (expense), net	69	13,314	149	(1,481)
Interest expense	(635)	(407)	(1,896)	(1,453)

Net loss	(27,648)	(1,739)	(79,888)	(73,845)
Deemed dividend to preferred stockholders	—	(7,336)	—	(7,336)

Net loss attributable to common stockholders	$(27,648)	$(9,075)	$(79,888)	$(81,181)

Net loss per share attributable to common stockholders, basic and diluted	$(0.80)	$(0.68)	$(2.43)	$(22.42)

Weighted average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	34,368,776	13,430,244	32,837,508	3,620,235

Relypsa, Inc.

Condensed Balance Sheet Data

(In thousands)

	December 31, 2014	December 31, 2013 (1)
	(unaudited)

Cash, cash equivalents and short-term investments	$135,757	$94,759

Working capital	$122,291	$78,828

Total assets	$151,839	$106,031

Stockholders’ equity	$118,461	$74,850

(1)	Derived from the audited financial statements

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